UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2006

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 29, 2006, the Compensation Committee of the Board of Directors of Atmel Corporation (the “Company”) adopted an executive bonus plan for fiscal year 2006. The executive bonus plan is a cash incentive program designed to motivate participants to achieve the Company’s financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of the Company’s executive officers are eligible to participate in the executive bonus plan. Target bonuses range from 50% to 100% of an executive’s base salary, and the amount of the target bonus actually paid to an executive officer will be based on the achievement of (i) certain Company performance objectives tied to the Company’s annual revenue and operating profit, (ii) certain individual performance objectives approved by the Compensation Committee, and (iii) for some executive officers, a Company performance objective tied to the Company’s gross margin, and/or certain business unit objectives tied to the business unit’s annual revenue and operating profit, or certain objectives tied to sales region billings. The executive bonus plan also provides for increases in an executive officer’s bonus which depend on (a) the Company meeting both its annual revenue and operating profit objectives, and in addition meeting or exceeding certain higher thresholds for the Company, business unit performance and/or sales region billing objectives applicable to the executive officer, or (b) the executive officer’s performance relative to his individual performance objectives. The actual bonuses payable for fiscal year 2006, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. In addition, the Compensation Committee retains discretion to reduce or increase the bonus that would otherwise be payable based on actual performance. However, no bonuses will be paid under the executive bonus plan if the Company does not achieve an annual operating profit (excluding the impact of stock-based compensation and certain legal and accounting expenses). The aggregate maximum amount of bonuses payable under the executive bonus plan to the Company’s executive officers who are covered by Section 16 of the Securities Exchange Act of 1934 is approximately $3.19 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation (Registrant)
Date: October 5, 2006	By:	/s/ Robert Avery
Robert Avery
Vice President Finance & Chief Financial Officer

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